Exhibit 99.1

Salem Media Group Announces New Revolving Credit Facility with Siena Lending Group

IRVING, Texas—(BUSINESS WIRE)— Salem Media Group, Inc. (NASDAQ: SALM) (the “Company”) today announced that it has closed a new $26.0 million 3-year asset-based revolving credit facility with Siena Lending Group (the “New Revolving Facility”), which refinanced its prior revolving facility with Wells Fargo Bank.

Obligations under the New Revolving Facility are secured by a first-priority lien on the Company’s and its subsidiaries’ accounts receivable, inventory, deposit and securities accounts, certain real estate and related assets, and a second-priority lien on substantially all other assets of the Company and its subsidiaries.

FORWARD LOOKING STATEMENTS:

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to our ability to close and integrate announced transactions, market acceptance of our radio station formats, competition from new technologies, inflation and other adverse economic conditions, and other risks and uncertainties detailed from time to time in our reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc. at www.salemmedia.com.

Evan D. Masyr

Executive Vice President & Chief Financial Officer

(805) 384-4512

evan@salemmedia.com